  Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

NEW AGE BEVERAGES CORPORATION

BWR ACQUISITION CORP.

AND

BRANDS WITHIN REACH, LLC

AND

OLIVIER SONNOIS

Dated as of May 30, 2019

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is entered into as of May 30, 2019 (the “Effective Date”), by and among Brands Within Reach, LLC. (“BWR”), a New York limited liability corporation and Olivier Sonnois as sole owner, Member and Manager of BWR (“Seller”), New Age Beverages Corporation, a Washington corporation (“NBEV” or “Buyer”), and BWR Acquisition Corp., a newly organized New York corporation that is wholly owned by Buyer (“Sub”) (Buyer together with Sub, BWR and Seller constitute the “Parties” and each individually a “Party”).

WHEREAS, Seller wishes to effectuate a sale of BWR to NBEV, and Buyer wishes to purchase BWR from Seller on the terms and conditions contained herein;

WHEREAS, in connection with such sale, NBEV will assume substantially all obligations and liabilities of BWR subject to the terms and conditions contained herein;

WHEREAS, the respective Boards of Directors of Buyer and Sub, and the Manager of BWR have approved and declared advisable this Agreement, which contemplates the merger of Sub with and into BWR, as set forth below (the “Merger”), in accordance with the New York Business Corporation Law (the “NYBCL”) and the New York Limited Liability Company Law (the “NYLLCL”), and upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, for United States’ federal income tax purposes, the Merger is intended to qualify as a reorganization under the provisions of section 368(a) of the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated and the rulings issued thereunder (the “Code”).

NOW, THEREFORE, in consideration of the covenants, premises, representations and warranties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I.
THE MERGER

SECTION 1.1 The Merger.

(a) Upon the terms and subject to the conditions of this Agreement, at the Closing, a certificate of merger (the “Certificate of Merger”) shall be duly prepared, executed and acknowledged by Sub and BWR in accordance with the NYBCL and the NYLLCL and shall be duly filed with the office of the Secretary of State of the State of New York in accordance with the provisions of the NYBCL and the NYLLCL, which filing shall be made as soon as practicable following the fulfillment or waiver of the conditions set forth in Article VIII hereof. The Merger shall become effective upon the filing of the Certificate of Merger (or at such later time reflected in such Certificate of Merger as shall be agreed to by Buyer and BWR). The date and time when the Merger shall become effective is hereinafter referred to as the “Effective Time”.

New Age Beverages Corporation 2420 17th Avenue Denver, CO 80202

(b) On the terms and subject to the conditions set forth in this Agreement and in accordance with the NYBCL and the NYLLCL, at the Effective Time, Sub shall be merged with and into BWR, and the separate corporate existence of Sub shall cease, and BWR shall continue as the surviving entity under the laws of the State of New York (the “Surviving Entity”.

(c) From and after the Effective Time, the Merger shall have the effects set forth in Section 1004 of the NYLLCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, franchises and powers of the Company and Sub shall vest in the Surviving Entity, and all debts, liabilities and duties of BWR and Sub shall become debts, liabilities and duties of the Surviving Entity.

SECTION 1.2 Articles of Organization of the Surviving Entity. The Articles of Organization of BWR, as in effect immediately prior to the Effective Time, shall be the Articles of Organization of the Surviving Entity.

SECTION 1.3 Operating Agreement of the Surviving Entity. The Limited Liability Company Operating Agreement of BWR, as in effect immediately prior to the Effective Time, shall be the Limited Liability Company Operating Agreement of the Surviving Entity.

SECTION 1.4 Officers and Managers of the Surviving Entity. At the Effective Time, the directors of Sub immediately prior to the Effective Time shall be the managers of the Surviving Entity, each of such managers to hold office, subject to the applicable provisions of the Articles of Organization and the Limited Liability Company Operating Agreement of the Surviving Entity, until their respective successors shall be duly elected or appointed and qualified. At the Effective Time, the officers of BWR, if any, immediately prior to the Effective Time shall, subject to the applicable provisions of the Articles of Organization and the Limited Liability Company Operating Agreement of the Surviving Entity, be the officers of the Surviving Entity until their respective successors shall be duly elected or appointed and qualified.

SECTION 1.5 Conversion of Membership Interests.

(a) At the Effective Time:

(i) Seller’smembership interests in BWR (the “Interests”) issued and outstanding immediately prior to the Effective Time and all rights in respect thereof shall, by virtue of the Merger and without any action on the part of the holder thereof, forthwith cease to exist and be converted into and represent the right to receive (A) Seven Hundred Thousand (700,000) restricted shares (subject to adjustment as provided below) of Buyer’s common stock, $0.001 par value per share (the “NBEV Shares”) and (B) Three Million Dollars ($3,000,000.00); provided, however, that the cash consideration set forth above shall be reduced by up to Two Million Five Hundred Thousand Dollars ($2,500,000.00) to eliminate all existing BWR debt such that the Surviving Entity is cash-free and debt-free immediately after the Effective Time. The consideration payable in respect of the Interests as set forth in this Section 1.5(a)(i) is hereinafter defined as the “Merger Consideration”.

New Age Beverages Corporation 2420 17th Avenue Denver, CO 80202

(ii) Each share of common stock, par value $.001 per share, of Sub, issued and outstanding immediately prior to the Effective Time, shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into membership interests of BWR representing 100% of the outstanding membership interests and the Surviving Entity shall become a wholly owned subsidiary of Buyer.

(b) If at any time during the period between the Effective Date and the Effective Time, any change in the outstanding shares of common stock of Buyer shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any similar transaction, or any stock dividend thereon is declared with a record date during such period, the number of NBEV Shares shall be correspondingly adjusted to provide the holder of Interests the same economic effect as contemplated by this Agreement immediately prior to such event.

SECTION 1.6 Post-merger Ownership of BWR Assets.

(a) Purchase. For the avoidance of doubt, without limiting the generality of the foregoing, in connection with the Merger, Buyer shall become the indirect owner of all of the assets of BWR used in, related to, or necessary for, the operation of the Business as conducted immediately prior to the Closing (the “Acquired Assets”). The Ac quired Assets shall include all of the following Assets of BWR existing on the Closing Date:

(i) all Contracts, including all licenses and other agreements, entered into (including, but not limited to, any sales of existing products and planned products or contracts) by BWR prior to the date of this Agreement, including, but not limited to, those Contracts that Buyer notifies BWR in writing not less than five (5) Business Days after the Effective Date that such Contracts shall be Acquired Assets (collectively, the “Assumed Contracts”);

(ii) all BWR inventory (including raw materials, supplies, containers, labels, packing and shipping materials, work in process and finished goods across all product types) (collectively, the “Inventory”);

(iii) all BWR systems, tools, equipment, content management systems, databases and other Tangible Personal Property;

(iv) all of BWR’s intellectual property (“IP”);

(v) all of BWR’s web domains, trademarks, brand names, and other archived digital assets;

(vi) copies of all BWR books and records including, but not limited to, books of account, financial and accounting records (including all records related to accounts receivable, general ledgers, purchasing, billing and payment), Tax Returns and Tax records, correspondence with Governmental Authorities, sales, marketing, promotional and advertising materials and records, strategic plans, files relating to BWR’s IP and all other documentation, forms, records (including support records and audit records), procedures, policy documents, manuals, customer materials, system specifications, scripts, logs, databases and other materials of any kind, whether in print or electronic form, but excluding the books and records related exclusively to the Excluded Assets and the Excluded Liabilities;

New Age Beverages Corporation 2420 17th Avenue Denver, CO 80202

(vii) all BWR customer lists, user lists, goodwill and other intangible Assets;

(viii) all of BWR’s and any other’s membership interests, stock or other securities in any joint ventures or other subsidiaries, security deposits, refunds, deposits and prepaid expenses of BWR and all vendor rebate accounts and prospective rebates, whether soft dollar or hard dollar (other than those constituting Excluded Assets);

(ix) all of BWR’s accounts receivable and the rights to any payments for terminated licenses (agreements) not paid as of the Closing Date (other than those constituting Excluded Assets);

(x) all of BWR’s rights arising from or relating to the matters described in Section 4.7 of the Disclosure Schedule; and

(xi) all of BWR’s prepaid expenses.

SECTION 1.7 Excluded Assets. Notwithstanding any other provision of this Agreement to the contrary, the following Assets of Seller existing on the Closing Date (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Acquired Assets and shall remain the property of Seller after the Closing:

(i) None.

SECTION 1.8 Liabilities Assumed by Buyer. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Buyer will, effective as of the Closing, assume and agree to duly and timely pay, perform and discharge all of the liabilities of BWR (collectively, the “Assumed Liabilities”), including, but not limited to:

(i) the accounts payable of BWR;

(ii) accrued liabilities of BWR; including the loan with AMI Holdings, LLC, a California limited liability company (which shall be $276,000 or less as of the Closing Date) but no other obligations to AMI Holdings, LLC exceeding such loan;

(iii) obligations of BWR with respect to any Acquired Assets, including any Contracts and Assumed Contracts;

(iv) fees and expenses of Seller and BWR incurred in connection with the transactions contemplated by this Agreement;

(v) all liabilities of BWR and Seller under that certain line of credit between BWR and TD Bank, N.A. (the “Line of Credit”), including, without limitation, all liabilities of Seller as guarantor under the Line of Credit; and

New Age Beverages Corporation 2420 17th Avenue Denver, CO 80202

(vi) all categories of liabilities set forth on BWR’s Balance Sheet other than Excluded Liabilities.

SECTION 1.9 Excluded Liabilities. Notwithstanding any provision of the Transaction Documents to the contrary, the Buyer will not accept, acquire, assume or become liable to pay, perform or discharge, and the Assumed Liabilities will not include, the following liabilities (the “Excluded Liabilities”):

(i) all Liabilities for Taxes of Seller, other than as set forth in Section 1.8(vi);

(ii) all preexisting Liabilities of Seller and BWR under Environmental Laws;

(iii) all preexisting Liabilities of Seller and BWR and its ERISA Affiliates arising under, or with respect to, the Employee Plans;

(iv) all preexisting Liabilities with respect to any current or former employee of BWR, or any of its directors, members, managers, stockholders, partners, agents or independent contractors, other than as set forth in Section 1.8(ii) and (v) above;

(v) all preexisting Liabilities arising out of, or relating to, any conduct or alleged conduct of any employee or independent contractor of BWR and Seller;

(vi) all Liabilities arising out of, or relating to, any Proceeding pending as of the Closing Date or any Proceeding commenced after the Closing Date to the extent arising out of, or relating to, any act or omission of BWR or Seller or any event, circumstance, condition, breach or default occurring on or prior to the Closing Date (other than those relating to any Acquired Assets);

(vii) all Liabilities arising out of, or resulting from, BWR’s or Seller’s compliance or noncompliance with any Legal Requirement or Order occurring prior to the Closing Date;

(viii) all Liabilities of BWR or Seller to BWR’s members, managers, stockholders or any Affiliate of any of BWR’s members, managers or stockholders, originating prior to Closing;

(ix) all Liabilities relating to, or resulting from, BWR’s and Seller’s IP to the extent arising prior to the Closing Date; and

(x) all Liabilities (the “First Bank Loan”) owed by BWR and Seller to First Bank in Nashville (“First Bank”), which Liabilities will be satisfied and released as part of the Closing of this Agreement, in accordance with the provisions of Section 1.5(a)(i).

New Age Beverages Corporation 2420 17th Avenue Denver, CO 80202

SECTION 1.10 Contracts. Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign or transfer any Assumed Contract if such assignment or transfer, or an attempt to make such an assignment or transfer, without the consent of a third party would constitute a material breach or violation thereof or affect adversely the rights of Buyer or Seller thereunder. To the extent that prior to the Closing BWR or Seller has not obtained any Consent required to assign or transfer any Assumed Contract in connection with the sale of the Interests to Buyer, BWR and Seller shall use commercially reasonable efforts to obtain such Consent as promptly as practicable thereafter. Until such Consent is obtained, Seller and BWR shall cooperate and shall cause their representatives to cooperate with Buyer in any arrangement designed to provide Buyer with the interests, rights and benefits of BWR under such Assumed Contract at Buyer’s sole cost and expense. Nothing in this paragraph shall be deemed to constitute an agreement to exclude from the Acquired Assets any Assets set forth above in Section 1.6; provided, however, that Buyer shall be responsible for, and shall promptly pay, (i) all costs and expenses of BWR and Seller to establish, implement, monitor, maintain, execute on, or carry into effect any such arrangement (including any costs and expenses incurred in connection with enforcing rights under any such Contract), which BWR and Seller shall not incur without Buyer’s prior written consent, and (ii) all payment and other obligations under such Contract (all of which shall constitute, and shall be deemed to be, Assumed Liabilities hereunder) to the same extent as if such Contract had been assigned or transferred at Closing. The obligation of BWR and Seller to cooperate with Buyer set forth in this Section 1.10 shall not require BWR or Seller to incur any expenses, liabilities or obligations or to provide any financial accommodation or to remain secondarily or contingently liable for any liabilities or obligations under any applicable Contract.

ARTICLE II.
POST CLOSING ADJUSTMENT

SECTION 2.1 Working Capital Adjustment.

(a) As soon as practicable after the Closing, but in any event prior to thirty (30) days after the Closing Date, Seller shall prepare and deliver to the Buyer a balance sheet of BWR as of the Closing Date (the “Closing Balance Sheet”) that has been prepared in accordance with GAAP, applied in a manner consistent with the preparation of the Balance Sheets except that (i) no liabilities arising under the Line of Credit or the Demand Note shall be reflected on the Closing Balance Sheet and (ii) the Closing Balance Sheet shall be based upon accrual accounting principles. The Closing Balance Sheet shall include a calculation of the working capital at the Closing Date (the “Closing Working Capital”) which shall be determined by subtracting the current liabilities as reflected on the Closing Balance Sheet from the current assets set forth therein.

New Age Beverages Corporation 2420 17th Avenue Denver, CO 80202

(b) If Buyer disagrees in whole or in part with the Closing Working Capital, then within ten (10) business days after its receipt of the Closing Balance Statement, Buyer shall notify Seller of such disagreement in writing (the “Notice of Disagreement”), setting forth in reasonable detail the particulars of any such disagreement. To be effective, any such Notice of Disagreement shall include a copy of the Closing Balance Sheet marked to indicate the specific line items of the Closing Balance Sheet that are in dispute (the “Disputed Line Items”) and shall be accompanied by Buyer’s calculation of each of the Disputed Line Items and Buyer’s revised Closing Balance Sheet setting forth its determination of the Closing Working Capital and any component thereof. All items that are not Disputed Line Items shall be final, binding and conclusive for all purposes hereunder unless the resolution of a Disputed Line Item affects an undisputed item, in which case such undisputed item shall remain open and be considered a Disputed Line Item to the extent of such corresponding effect. In the event that Buyer does not provide a Notice of Disagreement within such ten (10) business day period, Buyer shall be deemed to have accepted in full the Closing Working Capital as prepared by Seller, and such Closing Working Capital shall become final, binding and conclusive for all purposes hereunder as of 5:00 P.M., New York City time, on such tenth (10th) business day. In the event any Notice of Disagreement is properly and timely provided, Buyer and Seller shall use commercially reasonable efforts for a period of thirty (30) days (or such longer period as they may mutually agree) to resolve any Disputed Line Items. During such thirty 30-day period, Buyer and Seller shall cooperate with each other and shall have reasonable access to the personnel, books and records, working papers, schedules and calculations of the other used in the preparation of the Closing Balance Sheet and the Notice of Disagreement and the determination of the Closing Working Capital and Disputed Line Items. All Disputed Line Items agreed to during such thirty (30)-day period shall be final, conclusive and binding on the parties and not subject to further appeal.

(c) If, at the end of such additional thirty (30)-day period, Buyer and Seller are unable to resolve all such Disputed Line Items, then any such remaining Disputed Line Items shall be referred to the dispute resolution group of an independent, internationally recognized accounting firm mutually agreed to by Buyer and Seller (the “Accounting Firm”). Buyer and Seller will enter into reasonable and customary arrangements for the services to be rendered by the Accounting Firm under this Section 2.1(c), and such services shall be provided in the Accounting Firm’s capacity as an accounting expert and not an arbitrator. The Accounting Firm shall be directed to determine as promptly as practicable (and in any event within thirty (30) days from the date that the remaining Disputed Line Items are submitted to it) its final determination with respect to such Disputed Line Items (in each case, calculated in accordance with this Agreement and the definitions included herein and determined within the range of dispute between the amounts set forth in the Closing Balance Sheet and those set forth in the Notice of Disagreement). Buyer and Seller shall each furnish to the Accounting Firm (i) a single presentation (which presentations shall be limited to the items specifically submitted to the Accounting Firm for evaluation) within fifteen (15) days after the engagement thereof (which the Accounting Firm shall forward to Buyer or Seller, as applicable, after both presentations have been received or the time for submission of presentations has expired) and (ii) one written response within five (5) business days after receipt of each such presentation (which the Accounting Firm shall forward to Buyer or Seller, as applicable, after both responses have been received or the time for submission of responses has expired). The determination of the Accounting Firm shall be final, conclusive and binding on the Parties. The fees and expenses of the Accounting Firm shall be paid by Buyer.

(d)  If the Closing Working Capital that has been finally determined in accordance with this Section 2.1 is less than zero, then the Parties will negotiate in good faith an adjustment to the number of NBEV Shares constituting the equity portion of the Merger Consideration and the number of shares so issued will be adjusted accordingly upon written agreement of Seller and Buyer. For all purposes of this Agreement, the Parties acknowledge and agree that the value of each share of common stock, par value $0.001 per share, of Buyer shall be deemed to be the closing price on the Effective Date of the shares as reported on the Nasdaq Capital Market.

SECTION 2.2 Consent Matters.

(a) Promptly following the Effective Date, BWR shall use commercially reasonable efforts to obtain all Consents and Orders reasonably required in order to effectuate the transactions contemplated by this Agreement.

New Age Beverages Corporation 2420 17th Avenue Denver, CO 80202

(b) If the Consents and Orders set forth on Exhibit C attached hereto are not obtained on or prior to thirty (30) days after the Closing Date, the Parties will negotiate in good faith an adjustment to the Merger Consideration.

ARTICLE III.
CLOSING; DELIVERIES

SECTION 3.1 Closing. The closing of the transactions (the “Closing”) will take place at the offices of New Age Beverages Corporation, 2420 17th Ave., Denver, CO 80202 as soon as practicable following the date as of which all of the conditions to Closing set forth in Article VIII are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time, date or place as the Parties may mutually agree upon in writing. The date on which the Closing occurs is the “Closing Date”. The Parties presently anticipate that the Closing Date shall be May 31, 2019.

SECTION 3.2 Closing Deliveries.

(a) Seller’s Deliveries to Buyer. At the Closing, Seller will duly execute, if applicable, and deliver to Buyer:

(i) such bills of sale, assignments, deeds, certificates of title, documents and other instruments of transfer and conveyance as may be reasonably requested by Buyer to effect the transactions contemplated by this Agreement, each in form and substance satisfactory to Buyer and Seller, dated the Closing Date and duly executed by Seller or by BWR as necessary;

(ii) a certificate, dated as of the Closing Date and executed by a manager or executive officer of BWR, certifying as to the fulfillment of the conditions set forth in Sections 8.1(b) and (c);

(iii) a certificate, dated as of the Closing Date and executed by a manager or secretary of BWR, certifying as to (A) (1) the certificate of formation of the BWR and (2) certificates of good standing of the BWR of the jurisdiction of the BWR’s formation certified not later than ten (10) days prior to the Closing Date by the Secretary of State of such jurisdiction, (B) resolutions of the member(s) and managers of the BWR authorizing and approving the execution, delivery and performance by the Seller and BWR of this Agreement and any other Transaction Documents to which the Seller or BWR is a party, and (C) the incumbency and signatures of the managers and officers of BWR executing this Agreement and any Transaction Documents to which the BWR is a party;

(iv) a noncompetition agreement between Buyer and Seller, in the form attached hereto as Exhibit A, duly executed by Seller;

(v) a verified sworn statement from Seller stating that no person or entity other than Seller has any legal or equitable membership or ownership interest in BWR, and that no other person has been granted, pledged or promised any phantom share, bonus, or legal or equitable ownership interest in BWR, so that 100% of the right, title and interest in BWR may be wholly conveyed by Seller to Buyer without being subject to any claim of legal or equitable ownership in BWR by any other person or entity;

New Age Beverages Corporation 2420 17th Avenue Denver, CO 80202

(vi) an employment agreement, duly executed by Seller (the “Employment Agreement”);

(vii) any other documents as may be reasonably requested by Buyer to effect the transactions contemplated by this Agreement.

(b) Buyer’s Deliveries. At the Closing, Buyer will duly execute, if applicable, and deliver to Seller:

(i) the restricted NBEV Shares, issued electronically to an account or accounts in the name of Seller and his designees, including First Bank;

(ii) the cash consideration set forth in Section 1.5(a);

(iii) the Employment Agreement, duly executed by Buyer;

(iv) a certificate, dated as of the Closing Date and executed by an executive officer of Buyer, certifying as to the fulfillment of the conditions set forth in Sections 8.2(b) and (c);

(v) a certificate, dated as of the Closing Date and executed by the secretary of Buyer, certifying as to (A) (1) the certificate of incorporation and bylaws of the Buyer and (2) certificates of good standing of the Buyer of the jurisdiction of the Buyer’s incorporation certified not later than ten (10) days prior to the Closing Date by the Secretary of State of such jurisdiction, (B) resolutions of the board of directors of Buyer authorizing and approving the execution, delivery and performance by the Buyer of this Agreement and any other Transaction Documents to which the Buyer is a party, and (C) the incumbency and signatures of the officers of the buyer executing this Agreement and any Transaction Documents to which the Buyer is a party;

(vi) such other documents as may be reasonably requested by Seller to effect the transactions contemplated by this Agreement.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in Disclosure Schedule, the Seller makes the following representations and warranties to Buyer, in each case, based on and subject to Seller’s Knowledge.

SECTION 4.1 Authority, Power and Capacity. Seller has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which Seller is or will be a party, to perform his obligations under this Agreement and such other Transaction Documents and to consummate the transactions contemplated hereby and thereby. This Agreement and the other Transaction Documents to which Seller is or will be a party have been duly authorized and when executed and delivered by Seller does or will constitute the valid and binding agreement of Seller and is enforceable against Seller in accordance with their respective terms (except as the enforcement of such obligations may be limited by applicable bankruptcy, insolvency, reorganization, liquidation, receivership, moratorium and other laws relating to or affecting the enforcement of creditors' rights generally and by general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law).

New Age Beverages Corporation 2420 17th Avenue Denver, CO 80202

SECTION 4.2 Conflicts; Consents.

(a) The execution and delivery by Seller of this Agreement and the other Transaction Documents to which Seller is or will be a party does not, and the consummation of the transactions contemplated hereby and thereby will not, violate any provision of the Organizational Documents of BWR; result in the creation of any Encumbrance (other than Permitted Encumbrances) upon the Interests or the Acquired Assets, conflict with or result in a breach of, require a Consent, create an event of default (or event that, with the giving of notice or lapse of time or both, would constitute an event of default) under, or give any person or entity the right to terminate, accelerate or modify any obligation or benefit under, any contract, lease, permit or order to which BWR is a party or by which BWR or the Acquired Assets are bound or affected.

(b) The execution and delivery by Seller and BWR of this Agreement and the other Transaction Documents to which BWR or Seller is or will be a party does not, and the consummation of the transactions contemplated hereby and thereby will not, result in a violation of, or require the Consent, other action by, or registration, declaration or filing with or notice to, any Governmental Authority under any Legal Requirement or Order applicable to Seller, BWR or the Acquired Assets. There is no pending or, to Seller’s Knowledge, threatened Proceeding against BWR or Seller before any court or Governmental Authority, to restrain or prevent the consummation of the transactions contemplated by this Agreement or that would reasonably be expected to affect the right of BWR after the Closing to own and control the Interests or to use the Acquired Assets in a manner consistent with BWR’s use of the Acquired Assets as of the Effective Date.

SECTION 4.3 Organization and Authority. Seller warrants that BWR is a duly organized limited liability company authorized under the laws of the state of New York, and that BWR has all requisite power and authority to conduct the Business as it has done in the normal course of its dealings. True and correct copies of BWR’s Organizational Documents, including any amendments thereto, have been made available to Buyer.

SECTION 4.4 Properties and Assets of BWR. BWR owns or otherwise has the right to use all of the Acquired Assets. Upon consummation of the transactions, Buyer will acquire good and marketable title to the Interests, free and clear of all Encumbrances other than Permitted Encumbrances. The Acquired Assets constitute all of the assets, properties and rights used or held for use by BWR in connection with the Business as conducted as of the Effective Date.

SECTION 4.5 Balance Sheet. Attached hereto as Exhibit B are true and correct copies of the balance sheets of BWR as of April 30, 2019, March 31, 2019 and December 31, 2018 (the “Balance Sheets”). The Balance Sheets (i) are true, complete and correct in all material respects and (ii) were prepared in accordance with GAAP applied on a consistent basis in accordance with the past practice of BWR. All liabilities of BWR as of April 30, 2019, March 31, 2019 and December 31, 2018, required to be reflected or reserved for by GAAP are fully reflected or reserved for in the Balance Sheets.

New Age Beverages Corporation 2420 17th Avenue Denver, CO 80202

SECTION 4.6 Compliance with laws; permits. BWR and Seller are not now, and have not since December 31, 2016, (a) been in material violation of any provision of any Legal Requirement or Order applicable to BWR or the Acquired Assets, or (b) directly or indirectly made any payment of funds to any person, or received or retained any funds from any person in violation of any applicable Legal Requirement. BWR has (i) all permits required to conduct the Business as conducted by BWR as of the Effective Date; and (ii) satisfied all material bonding requirements pertaining to its operations under applicable Legal Requirements. All such permits shall remain in effect following the closing without violation of or loss of benefits under such permits, without consent of or notice to any other person, including any Governmental Authority. BWR is not in material violation of, nor is there a basis for the revocation or withdrawal of, any permit. BWR has performed all material obligations expressly set forth in writing in each permit that by their terms are to be performed on or before the Closing Date.

SECTION 4.7 Litigation. There is no Proceeding pending or threatened against or affecting BWR or Seller, the Acquired Assets or the Business, or relating to or involving the transactions contemplated by this Agreement, and Seller and BWR are not aware of any basis for any of the foregoing. Seller and BWR are not in default with respect to any Order known to or served upon Seller or BWR.

SECTION 4.8 Tax Matters. Seller and BWR have timely filed all Tax Returns required of them under all Legal Requirements to which they are subject. Seller and BWR have timely paid all Taxes required by Legal Requirements to be paid by them, whether or not shown on any Tax Return. All such Tax Returns are accurate and complete in all material respects. No examination or audit of any Tax Return of BWR is in progress. All deficiencies proposed as a result of any examination or audit of any Tax Return filed by Seller or BWR have been paid or finally settled and no issue has been raised in any such examination or audit that, by application of similar principles, reasonably would be expected to result in the assertion of a deficiency for any other year not so examined or audited. There are no Encumbrances related to Taxes outstanding against any of the Acquired Assets, other than for Taxes not yet due and payable.

SECTION 4.9 Licenses, Permits, Orders and Authorizations. No licenses, approvals, consents, ratifications, waivers, notices, registrations, qualifications, designations, filings, franchises, authorizations, security clearances and other permits of, to, from or with, any Governmental Authority are required under applicable Legal Requirements to permit BWR to own, operate, use and maintain its Assets in the manner in they are operated and maintained and to conduct the Business, in each case as of the Effective Date.

SECTION 4.10 Absence of Certain Changes or Events. BWR has conducted its business only in the ordinary course of business and since December 31, 2016 there has not been any material loss, damage or destruction to, or any material interruption in the use of any of the Acquired Assets.

SECTION 4.11 Affiliated Transactions. No Affiliate of BWR is a party to any Assumed Contract or has a direct or indirect financial interest in any Assumed Contract.

New Age Beverages Corporation 2420 17th Avenue Denver, CO 80202

SECTION 4.12 Contracts. With respect to each Assumed Contract: (i) such Assumed Contract is legal, valid, binding, enforceable in accordance with its terms and in full force and effect and, subject to obtaining any required consent, will continue to be legal, valid, binding, enforceable by Buyer and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (ii) such Assumed Contract does not require the Consent of any Person in connection with the transactions contemplated by this Agreement; (iii) Seller, BWR and the other parties to such Assumed Contract are not in material breach or default and no event has occurred which with the passage of time or giving of notice would constitute a material breach or default, or permit termination, modification, or acceleration, under such Assumed Contract; and (iv) no party has repudiated or waived any provision of such Assumed Contract in writing.

SECTION 4.13 Employee Benefits Plans; ERISA. Neither BWR nor any ERISA Affiliate maintains or contributes to, or has any obligation to contribute to, or has any Liability with respect to, any Employee Plan. BWR does not have any Liability with respect to any Person under Title IV of ERISA. Neither BWR nor any ERISA Affiliate maintains, contributes to, or has any Liability for any Employee Plan or any medical, health, life or other welfare benefits for present or future terminated employees or retirees.

SECTION 4.14 Environmental Matters. The operations of BWR are, and have been, in material compliance with all Environmental Laws.

SECTION 4.15 Insurance. BWR has paid or caused to be paid all of the premiums of all insurance policies (including policies providing property, casualty, liability, errors and omissions and worker’s compensation coverage and bond and surety arrangements) to which BWR is a party, a named insured or otherwise the beneficiary of coverage insurance policy, and has at all times operated the Business in a manner so as to conform to the applicable provisions of such insurance policy. BWR has never made any claim under any insurance policy.

SECTION 4.16 Employees. BWR is and has been in material compliance with all Legal Requirements related to employment and employment practices, terms and conditions of employment and wages and hours, fair employment, safety, worker compensation, unemployment and social security and with all Contracts relating to the employment of the employees of BWR. Each of the employees of BWR is properly classified with respect to employment status for all purposes including, without limitation, employment, labor and Tax purposes. No current or former independent contractor of BWR could be deemed to be a misclassified employee.

SECTION 4.17 Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission or payment in connection with the transactions contemplated by this Agreement based on arrangements made by Seller, or by BWR or any of its Affiliates.

New Age Beverages Corporation 2420 17th Avenue Denver, CO 80202

SECTION 4.18 Intellectual Property.

(a)           BWR exclusively owns all right, title and interest in and to the BWR’s IP, free and clear of any Encumbrance. BWR is not bound by, and no BWR’s IP is subject to, any contract, agreement or understanding containing any covenant or other provision that in any way limits or restricts the ability of BWR to use, exploit, assert or enforce any BWR’s IP anywhere in the world. All documents and instruments necessary to perfect the rights of BWR in the BWR’s IP have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Authority.

(b)           Any license by which BWR has obtained rights in the BWR’s owned or licensed IP represents the complete agreement and understanding between the BWR and the other respective party or parties thereto relating to the BWR’s Licensed or Other IP that is the subject of such agreement, or BWR has provided Purchaser with access to all agreements and understandings pertaining to the same.

(c)           No member, manager, officer or employee of BWR is (i) bound by or otherwise subject to any contract, agreement or understanding restricting him or her from performing his or her duties for BWR or (ii) in material breach of any contract, agreement or understanding with any former employer or other Person concerning Intellectual Property Rights or confidentiality due to his or her activities as a member, manager, officer or employee of BWR.

(d)           BWR has taken all reasonable steps to maintain the confidentiality of all of its trade secrets and otherwise maintain its rights in BWR’s license agreements.

(e)           Since BWR’s inception, BWR has not assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any license rights or other Intellectual Property Right to any other Person.

(h)           No Person has infringed, misappropriated or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any BWR’s licenses. BWR has never infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated or made unlawful use of any right of any other Person. BWR has never received any notice or other communication (in writing or otherwise) relating to any actual, alleged or suspected infringement, misappropriation or violation of any intellectual property rights of another Person. Except pursuant to the licenses under which BWR has acquired rights in BWR’s Licensed IP, BWR is not bound by any contract, agreement or understanding to indemnify, defend, hold harmless or reimburse any other Person with respect to, or otherwise assumed or agreed to discharge or otherwise take responsibility for, any existing or potential Intellectual Property infringement, misappropriation or similar claim. No claim or Proceeding involving any Intellectual Property or Intellectual Property Right licensed to the BWR is pending or has been threatened.

(i) No software governed by a license commonly referred to as an open source, free software, copyleft or community source code license, including the GNU General Public License or GNU Lesser General Public License is used in, incorporated into or integrated or bundled with any BWR’s IP in a manner that obligates BWR to distribute or disclose the source code developed by BWR on a royalty free basis.

New Age Beverages Corporation 2420 17th Avenue Denver, CO 80202

SECTION 4.19 Accredited Investor. Except as disclosed by Seller to Buyer before Closing, Seller and each of his designees to whom the NBEV Restricted Shares will be issued at Closing (i) is an “accredited investor” as defined in Regulation D promulgated under the Securities Act and (ii) is acquiring the NBEV Restricted Shares to be issued at Closing without a view to, or for sale in connection with, a public distribution in violation of the federal securities laws; provided however, that Seller and each such other Person to whom NBEV Restricted Shares are issued reserves the right to resell or otherwise dispose of all or any of such NBEV Restricted Shares pursuant to a registration statement or exemption under the Securities Act and any state law or regulations. Seller acknowledges that the NBEV Restricted Shares to be issued pursuant to this Agreement are subject to Rule 144 regulations and have not been registered under the Securities Act or any state securities laws, and may not be sold, offered for sale, pledged, hypothecated or otherwise transferred in the absence of an effective registration statement under the Securities Act, or until the holder thereof provides evidence satisfactory to Buyer (which, in the discretion of Buyer, may include an opinion of counsel acceptable to Buyer) that such registration is not required and that the proposed transfer may be made without violation of the Securities Act.

SECTION 4.20  No Other Representations and Warranties. Except for the representations and warranties contained in this Agreement and the Transaction Documents (as modified by the Disclosure Schedule), none of the Seller, BWR or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Seller or BWR, including any representation or warranty as to the accuracy or completeness of any information regarding BWR furnished or made available to the Buyer and its representatives (including as to the future revenue, profitability, financial projections, budgets or success of the Business); provided, however, that nothing in this Agreement shall preclude or limit a claim by any Person for Fraud.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer makes the following representations and warranties to Seller.

SECTION 5.1 Authority, Power and Capacity. Buyer has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which Buyer is or will be a party, to perform its obligations under this Agreement and such other Transaction Documents and to consummate the transactions contemplated hereby and thereby. This Agreement and the other Transaction Documents to which Buyer is or will be a party have been duly authorized and when executed and delivered by Buyer does or will constitute the valid and binding agreement of Buyer and is enforceable against Buyer in accordance with their respective terms (except as the enforcement of such obligations may be limited by applicable bankruptcy, insolvency, reorganization, liquidation, receivership, moratorium and other laws relating to or affecting the enforcement of creditors' rights generally and by general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law).

New Age Beverages Corporation 2420 17th Avenue Denver, CO 80202

SECTION 5.2 Conflicts; Consents.

(a) The execution and delivery by Buyer of this Agreement and the other Transaction Documents to which Buyer is or will be a party does not, and the consummation of the transactions contemplated hereby and thereby will not, violate any provision of the Organizational Documents of Buyer; result in the creation of any Encumbrance (other than Permitted Encumbrances) upon any material asset of Buyer, conflict with or result in a breach of, require a consent, create an event of default (or event that, with the giving of notice or lapse of time or both, would constitute an event of default) under, or give any person or entity the right to terminate, accelerate or modify any obligation or benefit under, any contract, lease, permit or order to which Buyer is a party or by which Buyer or its assets are bound or affected.

(b) The execution and delivery by Buyer of this Agreement and the other Transaction Documents to which Buyer is or will be a party does not, and the consummation of the transactions contemplated hereby and thereby will not, result in a violation of, or require the Consent, other action by, or registration, declaration or filing with or notice to, any Governmental Authority under any Legal Requirement or Order applicable to Buyer or its business or assets. There is no pending or, to Buyer’s knowledge, threatened Proceeding against Buyer before any court or Governmental Authority, to restrain or prevent the consummation of the transactions contemplated by this Agreement.

SECTION 5.3 Organization and Authority. Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the State of Washington. Buyer has all requisite corporate power and authority to own or lease and operate its properties and assets True and correct copies of Buyer’s Organizational Documents, including any amendments thereto, have been made available to Seller.

SECTION 5.4 Tax Matters. Buyer has timely filed all Tax Returns required of Buyer under all Legal Requirements to which Buyer is subject. Buyer has timely paid all Taxes required by Legal Requirements to be paid by Buyer, whether or not shown on any Tax Return. All such Tax Returns are accurate and complete in all material respects. No examination or audit of any Tax Return of Buyer is in progress. All deficiencies proposed as a result of any examination or audit of any Tax Return filed by Buyer have been paid or finally settled and no issue has been raised in any such examination or audit that, by application of similar principles, reasonably would be expected to result in the assertion of a deficiency for any other year not so examined or audited. There are no Encumbrances related to Taxes outstanding against any of Buyer’s assets, other than for Taxes not yet due and payable.

SECTION 5.5 Disclosed Liabilities. Neither Buyer nor any of its subsidiaries has any Liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability), except for (i) Liabilities set forth on the face of Buyer’s balance sheet as December 31, 2018 (rather than in any notes thereto) included in Buyer’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on April 1, 2019 and (ii) Liabilities that have arisen after December 31, 2018 in the ordinary course of business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of Legal Requirements).

New Age Beverages Corporation 2420 17th Avenue Denver, CO 80202

SECTION 5.6 SEC Filings. (i) Buyer has filed or furnished, as applicable, on a timely basis all SEC filings and reports required to be made under applicable law since January 31, 2018. Each of the SEC Filings, at the time of its filing or being furnished complied, or if not yet filed or furnished, will comply, in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder applicable to the SEC Filings. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the SEC Filings did not, and any SEC Filings filed with or furnished to the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

SECTION 5.7 NBEV Shares. The issuance of the NBEV Restricted Shares by Buyer at the Closing has been duly authorized and, when issued and delivered by Buyer as provided in this Agreement, the NBEV Restricted Shares will be validly issued, fully paid, non-assessable and free of any Encumbrances aside from the normal Rule 144 restrictions. Assuming the accuracy of the representations and warranties of Seller set forth in Section 4, the issuance of the NBEV Restricted Shares at the Closing will be exempt from registration or qualification under the Securities Act and applicable state securities laws.

SECTION 5.8 Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission or payment in connection with the transactions contemplated by this Agreement based on arrangements made by Buyer or any of its Affiliates.

SECTION 5.9 Disclosure. No representation or warranty by Buyer in this Agreement, any other Transaction Document or any Schedule or Exhibit to this Agreement or any other Transaction Document, nor any statement or certificate furnished or to be furnished to Seller pursuant to this Agreement, or in connection with the transactions contemplated by this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained therein not misleading.

SECTION 5.10 Disclosure of Agreements. The agreements and documents described in the SEC Filings conform in all material respects to the descriptions thereof contained or incorporated by reference therein, and there are no agreements or other documents required by the Securities Act to be described in the SEC Filings, that have not been so described or filed or incorporated by reference. Each agreement or other instrument (however characterized or described) to which Buyer is a party or by which it is or may be bound or affected and (a) that is referred to or incorporated by reference in the SEC Filings, or (b) is material to Buyer’s business, has been duly authorized and validly executed by Buyer, is in full force and effect in all material respects and is enforceable against Buyer and, to Buyer’s knowledge, the other parties thereto, in accordance with its terms, except (i) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally, (ii) as enforceability of any indemnification or contribution provision may be limited under the federal and state securities laws, and (iii) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. None of such agreements or instruments has been assigned by Buyer, and neither Buyer nor, to Buyer’s knowledge, any other party is in default thereunder and, to Buyer’s knowledge, no event has occurred that, with the lapse of time or the giving of notice, or both, would constitute a default thereunder. To the best of Buyer’s knowledge, performance by Buyer of the material provisions of such agreements or instruments will not result in a violation of any existing applicable law, rule, regulation, judgment, order or decree of any governmental agency or court, domestic or foreign, having jurisdiction over Buyer or any of its assets or businesses (each, a “Governmental Entity”), including, without limitation, those relating to environmental laws and regulations.

New Age Beverages Corporation 2420 17th Avenue Denver, CO 80202

SECTION 5.11 Prior Securities Transactions. No securities of Buyer have been sold by Buyer or by or on behalf of, or for the benefit of, any person or persons controlling, controlled by or under common control with Buyer, except as disclosed in the SEC Filings.

SECTION 5.12 Recent Securities Transactions, etc. Subsequent to the respective dates as of which information is given in the SEC Filings, and except as may otherwise be indicated or contemplated herein, Buyer has not: (i) issued any securities or incurred any liability or obligation, direct or contingent, for borrowed money; or (ii) declared or paid any dividend or made any other distribution on or in respect to its capital stock, excluding any shares of capital stock of Buyer sold under the Buyer’s ATM with Roth Capital Partners as previously disclosed to Seller.

SECTION 5.13 Financial Statements, etc. The financial statements, including the notes thereto and supporting schedules included or incorporated by reference in the SEC Filings, fairly present the financial position and the results of operations of Buyer at the dates and for the periods to which they apply; and such financial statements have been prepared in conformity with GAAP, consistently applied throughout the periods involved (provided that unaudited interim financial statements are subject to year-end audit adjustments that are not expected to be material in the aggregate and do not contain all footnotes required by GAAP); and the supporting schedules included in the Registration Statement present fairly the information required to be stated therein. The pro forma and pro forma as adjusted financial information and the related notes, if any, included or incorporated by reference in the SEC Filings have been properly compiled and prepared in accordance with the applicable requirements of the Securities Act and the Exchange Act and present fairly the information shown therein, and the assumptions used in the preparation thereof are reasonable and the adjustments used therein are appropriate to give effect to the transactions and circumstances referred to therein. Each of the SEC Filings discloses all material off-balance sheet transactions, arrangements, obligations (including contingent obligations), and other relationships of Buyer with unconsolidated entities or other persons that may have a material current or future effect on Buyer’s financial condition, changes in financial condition, results of operations, liquidity, capital expenditures, capital resources, or significant components of revenues or expenses. Except as disclosed in the SEC Filings, (a) neither Buyer nor any of its direct and indirect subsidiaries, including each entity disclosed or described in the SEC Filings as being a subsidiary of Buyer (each, a “Subsidiary” and, collectively, the “Subsidiaries”), has incurred any material liabilities or obligations, direct or contingent, or entered into any material transactions other than in the ordinary course of business, (b) Buyer has not declared or paid any dividends or made any distribution of any kind with respect to its capital stock, (c) there has not been any change in the capital stock of Buyer or any of its Subsidiaries, or, other than in the course of business, any grants under any stock compensation plan, and (d) there has not been any material adverse change in Buyer’s long-term or short-term debt.

New Age Beverages Corporation 2420 17th Avenue Denver, CO 80202

SECTION 5.14 Outstanding Securities. All issued and outstanding securities of Buyer issued prior to the transactions contemplated by this Agreement have been duly authorized and validly issued and are fully paid and non-assessable; the holders thereof have no rights of rescission with respect thereto, and are not subject to personal liability by reason of being such holders; and none of such securities were issued in violation of the preemptive rights of any holders of any security of Buyer or similar contractual rights granted by Buyer.

SECTION 5.15 Registration Rights of Third Parties. Except as set forth in the SEC Filings, no holders of any securities of Buyer or any rights exercisable for or convertible or exchangeable into securities of Buyer have the right to require Buyer to register any such securities of Buyer under the Securities Act or to include any such securities in a registration statement to be filed by Buyer.

SECTION 5.16 No Defaults; Violations. No material default exists in the due performance and observance of any term, covenant or condition of any material license, contract, indenture, mortgage, deed of trust, note, loan or credit agreement, or any other agreement or instrument evidencing an obligation for borrowed money, or any other material agreement or instrument to which Buyer is a party or by which Buyer may be bound or to which any of the properties or assets of Buyer is subject. Buyer is not in violation of any term or provision of its charter or by-laws, or in violation of any franchise, license, permit, applicable law, rule, regulation, judgment or decree of any Governmental Entity.

SECTION 5.17 Conduct of Business. Except as described in the SEC Filings, Buyer has all requisite corporate power and authority, and has all necessary authorizations, approvals, orders, licenses, certificates and permits of and from all governmental regulatory officials and bodies that it needs as of the date hereof to conduct its business purpose.

SECTION 5.18 Litigation; Governmental Proceedings. There is no material action, suit, proceeding, inquiry, arbitration, investigation, litigation or governmental proceeding pending or, to Buyer’s knowledge, threatened against, or involving Buyer or, to Buyer’s knowledge, any executive officer or director which has not been disclosed in the SEC Filings, other than as referenced in the Disclosure Schedule.

SECTION 5.19 Insurance. Buyer carries or is entitled to the benefits of insurance, with reputable insurers, in such amounts and covering such risks which Buyer believes are adequate, and all such insurance is in full force and effect. Buyer has no reason to believe that it will not be able (i) to renew its existing insurance coverage as and when such policies expire or (ii) to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted and at a cost that would not result in a material adverse change in the financial position or results of operations of Buyer.

New Age Beverages Corporation 2420 17th Avenue Denver, CO 80202

SECTION 5.20 Foreign Corrupt Practices Act. None of Buyer and its Subsidiaries or, to Buyer’s knowledge, any director, officer, agent, employee or affiliate of Buyer and its Subsidiaries or any other person acting on behalf of Buyer and its Subsidiaries, has, directly or indirectly, given or agreed to give any money, gift or similar benefit (other than legal price concessions to customers in the ordinary course of business) to any customer, supplier, employee or agent of a customer or supplier, or official or employee of any governmental agency or instrumentality of any government (domestic or foreign) or any political party or candidate for office (domestic or foreign) or other person who was, is, or may be in a position to help or hinder the business of Buyer (or assist it in connection with any actual or proposed transaction) that (i) might subject Buyer to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, might have had a material adverse change in the financial position or results of operations of Buyer or (iii) if not continued in the future, might adversely affect the assets, business, operations or prospects of Buyer. Buyer has taken reasonable steps to ensure that its accounting controls and procedures are sufficient to cause Buyer to comply in all material respects with the Foreign Corrupt Practices Act of 1977, as amended.

SECTION 5.21 Compliance with OFAC. None of Buyer and its Subsidiaries or, to Buyer’s knowledge, any director, officer, agent, employee or affiliate of Buyer and its Subsidiaries or any other person acting on behalf of Buyer and its Subsidiaries, is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), and Buyer will not, directly or indirectly, use the proceeds of the Offering hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

SECTION 5.22 Related Party Transactions. There are no business relationships or related party transactions involving Buyer or any other person required to be described or incorporated by reference in the SEC Filings that have not been described or incorporated by reference as required.

SECTION 5.23 Sarbanes-Oxley Compliance.

(a) Disclosure Controls. Buyer has developed and currently maintains disclosure controls and procedures that comply with Rule 13a-15 or 15d-15 under the Exchange Act, and such controls and procedures are effective to ensure that all material information concerning Buyer will be made known on a timely basis to the individuals responsible for the preparation of Buyer’s Exchange Act filings and other public disclosure documents.

(b) Compliance. Buyer is in material compliance with the provisions of the Sarbanes-Oxley Act applicable to it, and has implemented or will implement such programs and taken reasonable steps to ensure Buyer’s future compliance (not later than the relevant statutory and regulatory deadlines therefor) with all of the material provisions of the Sarbanes-Oxley Act.

New Age Beverages Corporation 2420 17th Avenue Denver, CO 80202

SECTION 5.24 Accounting Controls. Buyer and its Subsidiaries maintain systems of “internal control over financial reporting” (as defined under Rules 13a-15 and 15d-15 under the Exchange Act) that comply with the requirements of the Exchange Act and have been designed by, or under the supervision of, their respective principal executive and principal financial officers, or persons performing similar functions, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including, but not limited to, internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as disclosed in the SEC Filings, Buyer is not aware of any material weaknesses in its internal controls. Buyer’s auditors and the Audit Committee of the Board of Directors of Buyer have been advised of: (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are known to Buyer’s management and that have adversely affected or are reasonably likely to adversely affect Buyer’ ability to record, process, summarize and report financial information; and (ii) any fraud known to Buyer’s management, whether or not material, that involves management or other employees who have a significant role in Buyer’s internal controls over financial reporting.

SECTION 5.25 No Labor Disputes. No labor dispute with the employees of Buyer or any of its Subsidiaries exists or, to the knowledge of Buyer, is imminent.

SECTION 5.26 Confidentiality and Non-Competitions. To Buyer’s knowledge, no director, officer, key employee or consultant of Buyer is subject to any confidentiality, non-disclosure, non-competition agreement or non-solicitation agreement with any employer or prior employer that could materially affect his ability to be and act in his respective capacity of Buyer or be expected to result in a material adverse change in the financial position or results of operations of Buyer.

SECTION 5.27 Capitalization. The description of Buyer’s securities and capitalization set forth under the heading “Description of Securities” in Buyer’s prospectus dated February 13, 2017 and filed with the SEC on February 14, 2017 is accurate.

SECTION 5.28 Subsidiaries. All direct and indirect Subsidiaries of Buyer are duly organized and in good standing under the laws of the place of organization or incorporation, and each Subsidiary is in good standing in each jurisdiction in which its ownership or lease of property or the conduct of business requires such qualification, except where the failure to qualify would not have a material adverse effect on the assets, business or operations of Buyer taken as a whole. Buyer’s ownership and control of each Subsidiary is as described in the SEC Filings.

New Age Beverages Corporation 2420 17th Avenue Denver, CO 80202

SECTION 5.29 Intellectual Property Rights. Buyer and each of its Subsidiaries owns or possesses or has valid rights to use all Intellectual Property and Intellectual Property Rights necessary for the conduct of the business of Buyer and its Subsidiaries as currently carried on. To the knowledge of Buyer, no action or use by Buyer or any of its Subsidiaries necessary for the conduct of its business as currently carried on will involve or give rise to any infringement of, or license or similar fees for, any Intellectual Property or Intellectual Property Rights of others. Neither Buyer nor any of its Subsidiaries has received any notice alleging any such infringement, fee or conflict with asserted Intellectual Property or Intellectual Property Rights of others. Except as would not reasonably be expected to result, individually or in the aggregate, in a material adverse change in the financial position or results of operations of Buyer (i) to the knowledge of Buyer, there is no infringement, misappropriation or violation by third parties of any of the Intellectual Property or Intellectual Property Rights owned by Buyer; (ii) there is no pending or, to the knowledge of Buyer, threatened action, suit, proceeding or claim by others challenging the rights of Buyer in or to any such Intellectual Property or Intellectual Property Rights, and Buyer is unaware of any facts which would form a reasonable basis for any such claim, that would, individually or in the aggregate, together with any other claims in this Section 5.29, reasonably be expected to result in a material adverse change in the financial position or results of operations of Buyer; (iii) the Intellectual Property and Intellectual Property Rights owned by Buyer and, to the knowledge of Buyer, the Intellectual Property Rights licensed to Buyer have not been adjudged by a court of competent jurisdiction invalid or unenforceable, in whole or in part, and there is no pending or, to Buyer’s knowledge, threatened action, suit, proceeding or claim by others challenging the validity or scope of any such Intellectual Property or Intellectual Property Rights, and Buyer is unaware of any facts which would form a reasonable basis for any such claim that would, individually or in the aggregate, together with any other claims in this Section 5.29, reasonably be expected to result in a material adverse change in the financial position or results of operations of Buyer; (D) there is no pending or, to Buyer’s knowledge, threatened action, suit, proceeding or claim by others that Buyer infringes, misappropriates or otherwise violates any Intellectual Property or Intellectual Property Rights or other proprietary rights of others, Buyer has not received any written notice of such claim and Buyer is unaware of any other facts which would form a reasonable basis for any such claim that would, individually or in the aggregate, together with any other claims in this Section 5.29, reasonably be expected to result in a material adverse change in the financial position or results of operations of Buyer; and (E) to Buyer’s knowledge, no employee of Buyer is in or has ever been in violation in any material respect of any term of any employment contract, patent disclosure agreement, invention assignment agreement, non-competition agreement, non-solicitation agreement, nondisclosure agreement or any restrictive covenant to or with a former employer where the basis of such violation relates to such employee’s employment with Buyer, or actions undertaken by the employee while employed with Buyer and could reasonably be expected to result, individually or in the aggregate, in a material adverse change in the financial position or results of operations of Buyer. To Buyer’s knowledge, all material technical information developed by and belonging to Buyer which has not been patented has been kept confidential. None of the technology employed by Buyer has been obtained or is being used by Buyer in violation of any contractual obligation binding on Buyer or, to Buyer’s knowledge, any of its officers, directors or employees, or otherwise in violation of the rights of any persons.

SECTION 5.30 ERISA Compliance. Buyer and any “employee benefit plan” (as defined under ERISA) established or maintained by Buyer or its ERISA Affiliates are in compliance in all material respects with ERISA. No “reportable event” (as defined under ERISA) has occurred or is reasonably expected to occur with respect to any “employee benefit plan” established or maintained by Buyer or any of its ERISA Affiliates. No “employee benefit plan” established or maintained by Buyer or any of its ERISA Affiliates, if such “employee benefit plan” were terminated, would have any “amount of unfunded benefit liabilities” (as defined under ERISA). Neither Buyer nor any of its ERISA Affiliates has incurred or reasonably expects to incur any material liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any “employee benefit plan” or (ii) Sections 412, 4971, 4975 or 4980B of the Code. Each “employee benefit plan” established or maintained by Buyer or any of its ERISA Affiliates that is intended to be qualified under Section 401(a) of the Code is so qualified and, to the knowledge of Buyer, nothing has occurred, whether by action or failure to act, which would cause the loss of such qualification

SECTION 5.31 Compliance with Laws; Permits. Buyer is not now, and has not since December 31, 2014, (a) been in material violation of any provision of any Legal Requirement or Order applicable to Buyer, its assets or its business, or (b) directly or indirectly made any payment of funds to any person, or received or retained any funds from any person in violation of any applicable Legal Requirement. Buyer has (i) all permits required to conduct its business as conducted by it as of the Effective Date; and (ii) satisfied all material bonding requirements pertaining to its operations under applicable Legal Requirements. Buyer is not in material violation of, nor is there a basis for the revocation or withdrawal of, any permit.

New Age Beverages Corporation 2420 17th Avenue Denver, CO 80202

SECTION 5.32 Properties and Assets of Buyer. Buyer owns or otherwise has the right to use all of assets it uses in its business.

ARTICLE VI.
COVENANTS

SECTION 6.1 Public Announcements; Audit; Disclosure of Acquisition.

(a) Neither BWR, Seller nor Buyer or any of their respective Affiliates shall issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without prior consultation with the other Parties, except as may be required by applicable Law. Notwithstanding the foregoing, Buyer, BWR and Seller shall cooperate to prepare a joint press release to be issued on the Closing Date, which press release shall be mutually acceptable to Buyer, BWR and Seller.

(b) Following the Effective Date, Seller and BWR shall use commercially reasonable efforts to provide all cooperation reasonably requested by the Buyer in connection with enabling Buyer to prepare financial statements in compliance with the requirements of Rule 3-05 of Regulation S-X promulgated under the Exchange Act and enable Buyer’s accountants to audit such financial statements.

(c) Upon completion of the transactions contemplated by this Agreement, Buyer shall file all necessary forms with all federal and state regulatory agencies to properly disclose the transaction, which shall include a Form 8-K that includes the audited financial statements described in Section 6.1(b). Buyer will furnish a copy of such Form 8-K to Seller for his review and approval (which approval will not be unreasonably withheld or delayed) at least three days prior to the due date for filing such Form 8-K. Buyer shall adopt all reasonable comments of the Seller with respect to such Form 8-K

SECTION 6.2 Cooperation.

(a) Further Assurances. Each of the Seller and Buyer agrees that in the event after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, each such Party will take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request, without payment of further consideration.

New Age Beverages Corporation 2420 17th Avenue Denver, CO 80202

(b) Pre-Closing Access to Books and Records. From the date hereof through the Closing, each Party (the “Subject Party”) shall (a) provide the other Party (the “Investigating Party”) and its representatives (including legal counsel and accountants) with reasonable access to such information as the Investigating Party may from time to time reasonably request with respect to the Subject Party’s business, and (b) upon reasonable notice during normal business hours and under reasonable circumstances in a manner so as not to interfere with the normal business operations of the Subject Party, provide the Investigating Party and its representatives (including legal counsel and accountants) with reasonable access to the premises, management, books, records, Contracts and documents of or pertaining to the Subject Party as the Investigating Party may from time to time reasonably request; provided, however, (i) in no event will the Subject Party be required to furnish the Investigating Party or its representatives with any documents or information that the Subject Party is required by Legal Requirement, Order, or Contract to keep confidential, or that would reasonably be expected to jeopardize the status of such document or information as privileged, work product or as a trade secret, (ii) any such access shall not unreasonably interfere with the business or operations of the Subject Party, and (iii) the Investigating Party shall not contact any customer, supplier, landlord or other material business relation of the Subject Party without the prior written approval of the Subject Party. All such information and access shall be subject to the terms and conditions of the Confidentiality and Nondisclosure Agreement executed by Buyer with respect to Seller.

(c) Post-Closing Access to Books and Records. Buyer, BWR and Seller acknowledge that subsequent to Closing each Party may need access to books, records, information or documents in the control or possession of the other Party for such purposes as preparing Tax Returns, responding to audits and the prosecution or defense of third-party claims. After the Closing, to the extent permitted by Legal Requirements, Buyer, BWR, and Seller shall cooperate fully, as and to the extent reasonably requested by each other, in connection with the filing of Tax Returns related to the Business or the Acquired Assets and any audit, litigation or other Proceeding with respect to such Taxes. In that regard, Buyer, BWR and Seller shall maintain such Tax information, Tax records, documents and information relating to the Business and the Acquired Assets for a period of six (6) years from the Closing Date and, upon reasonable written request, provide to such other Party such Tax information, Tax records, documents and information as are in the non-requesting Party’s possession or control and which are reasonably relevant to any such audit, litigation or other Proceeding or any other proper business purpose. Notwithstanding the foregoing, (i) no Party shall be obligated to provide any other Party with access to any books, records documents or other information (including personnel files) pursuant to this Section 6.2(c) where such access (A) would violate any Legal Requirement, or (B) could undermine or otherwise jeopardize attorney-client privilege or result in a conflict of interest; and (ii) this Section 6.2(c) shall not apply in the event of any pending or threatened Proceeding among the Parties, the Buyer Indemnified Parties or the Seller Indemnified Parties (in which case the applicable rules of discovery shall apply).

(d) Accordingly, each Party agrees that until the third anniversary of the Closing Date, to the extent permitted by Law, each Party will make reasonably available to the other Party upon reasonable written request and at the expense of the requesting Party such documents and information as are in the non-requesting Party’s possession or control relating to the Acquired Assets, Assumed Liabilities or the Business to the extent the requesting Party needs such books, records, information or documents for any proper business purpose, and, with respect to each Party, not adverse to the interests of the non-requesting Party.

SECTION 6.3 Payment of Taxes Resulting from Merger. Seller shall be responsible for the preparation and filing of all Tax Returns for the Business due either before or after the Closing Date that cover periods ending on or before the Closing Date. Seller shall make all payments required with respect to any such Tax Returns. Buyer shall be responsible for the preparation and filing of all Tax Returns for the Business due after the Closing Date that cover periods ending after the Closing Date. Buyer will make all payments required with respect to any such Tax Returns; provided, however, that Seller shall reimburse Buyer concurrently with the filing of such Tax Returns to the extent any payment Buyer makes relates to the operation of the Business by Seller for any period ending on or before the Closing Date.

New Age Beverages Corporation 2420 17th Avenue Denver, CO 80202

SECTION 6.4 Allocation of Consideration. The consideration delivered by Buyer to Seller under Section 1.5(a), including the NBEV Shares, and the Assumed Liabilities that are treated as liabilities for federal income Tax purposes, shall be allocated in accordance with Section 1060 of the Code and the Treasury regulations promulgated thereunder (among the Acquired Assets as of the Closing Date for all purposes (including Tax and financial accounting) as set forth in a manner to be agreed by the parties prior to Closing). Buyer, BWR and Seller shall cooperate with each other in preparing IRS Form 8594 consistent with such allocation and shall not otherwise take a position on any Tax Return or in any proceeding that is inconsistent with such allocation unless required by a final and non-appealable determination of the IRS or any other applicable Governmental Authority.

SECTION 6.5 Post-Closing Matters.

(a) After the Closing, Seller will promptly refer to Buyer all inquiries and promptly after receipt thereof deliver to Buyer all correspondence, funds, checks and other items and materials relating to the Business or the Acquired Assets.

(b) Promptly after the Closing Seller shall cause BWR to terminate the Line of Credit or, in the alternative, Buyer will negotiate to substitute itself for the Seller as the guarantor of the obligations of BWR under the Line of Credit.

SECTION 6.6 Efforts to Close.

(a) Upon the terms and subject to the conditions and other agreements set forth in this Agreement, Seller, BWR, Sub and Buyer shall (a) refrain from taking any actions that could reasonably be expected to impair, delay or impede the Closing, and (b) without limiting any other provision of this Agreement, use commercially reasonable efforts to cause all the conditions to the obligations of the other party to consummate the transactions contemplated by this Agreement to be met as soon as reasonably practicable. Notwithstanding the foregoing or anything else in this Agreement, nothing in this Agreement shall require BWR or Seller to agree to or execute any material changes to any Contracts, offer or grant any accommodation (financial or otherwise), commence any Proceeding or make any payments to any third party in order to obtain third party consents to the transactions contemplated by this Agreement, except in the case where such material change shall only be effective upon the Closing and where such payments are expressly contemplated by a Contract between BWR, and such third party.

(b) Seller and BWR hereby covenant and agree that they will not enter into any offering, merger, combination, divestiture, financing, joint venture, sale and/or acquisition agreement in whatever form, except for agreements in the ordinary course of business (including, without limitation, joint venture, sale license or distribution agreements) or enter into any other transaction that would preclude the consummation of the transactions contemplated by this Agreement.

New Age Beverages Corporation 2420 17th Avenue Denver, CO 80202

SECTION 6.7 Disclosure Schedule Updates/Corrections.

(a) Prior to the Closing, the Seller and BWR may supplement and update the Disclosure Schedule to reflect any matter or information arising after the date of this Agreement which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule.

(b) Prior to the Closing, if the Seller or BWR becomes aware of any matter existing, occurring or known as of the date of this Agreement that was required to be set forth or described in the Disclosure Schedule, but that is not so set forth or described thereon, the Seller and BWR may amend the Disclosure Schedule to this Agreement in any manner which is necessary to correct any existing inaccuracy or incorrect or incomplete information in such Disclosure Schedule.

(c) Unless otherwise agreed by Buyer, no such supplement or amendment to the Disclosure Schedule pursuant to Section 6.7(a) or Section 6.7(b) shall be deemed to have modified the representations, warranties or covenants of the Seller herein for purposes of determining whether the conditions set forth in Section 8.1(b) have been satisfied, or shall affect whether a breach of such representations, warranties or covenants has occurred for purposes of determining Buyer’s rights to terminate this Agreement under Section 9.1(b)(i). Notwithstanding the foregoing, from and after the Closing, any supplement to the Disclosure Schedule pursuant to Section 6.7(a) and any amendment pursuant to Section 6.7(b) shall be deemed to have modified the Disclosure Schedule and the representations, warranties and covenants of the Seller contained herein for all purposes, including any determination of the rights of the Buyer Indemnified Parties under Article VII.

SECTION 6.8 Conduct of Business Prior to Closing. Except as contemplated by this Agreement or Legal Requirement, or as the other Party may otherwise consent to in writing (which consent shall not be unreasonably withheld, conditioned or delayed), or as otherwise set forth in the Disclosure Schedule, from the date hereof through the Closing, each Party will use its commercially reasonable efforts to operate its business in all material respects in the ordinary course.

SECTION 6.9 No Right to Acquired Interests or Assets. From and after the Closing, Seller shall not (a) have any right, license or other interest in or to any of the Acquired Interests or Assets, (b) use, access or possess any of the Acquired Interests or Assets or transfer, assign, license or grant any interest in or to any of the Purchased Interests or Assets to any Person or (c) permit or authorize any Person to use, access or possess any of the Acquired Interests or Assets.

SECTION 6.10 Transfer Taxes. All transfer, sales, use, stamp, recording, registration documentary, property, or similar Taxes and fees (including any penalties and interest) applicable to, imposed upon or arising out of the transfer of the Acquired Shares or any other transaction contemplated by this Agreement shall be paid by Buyer.

New Age Beverages Corporation 2420 17th Avenue Denver, CO 80202

SECTION 6.11 Working Capital Loan. Promptly after the Effective Date, but in no event more than two business days thereafter, Buyer shall make a demand loan to BWR in the amount of no more than one million thousand dollars ($1,000,000.00) (the “Demand Loan”) which funds BWR shall use for working capital purposes in the ordinary course of business. In case Closing does not materialize, then the Demand Loan shall bear interest at the short term applicable federal rate as of the Effective Date. Buyer agrees that it shall not demand payment of principal or interest on the Demand Loan until December 31, 2019 without the prior written consent of BWR. Further, Seller and BWR covenant and agree that until the Demand Loan is paid in full with interest, BWR shall not borrow funds from any other lender or obtain funds from any line of credit without the prior written consent of Buyer.

ARTICLE VII.
INDEMNIFICATION

SECTION 7.1 Indemnification of Buyer Indemnified Parties. Seller shall indemnify, defend and hold harmless Buyer and its Affiliates, officers, directors, shareholders, employees, independent contractors, agents, successors and assigns (collectively, the “Buyer Indemnified Parties”) from and against any and all Losses which any of the Buyer Indemnified Parties may suffer or for which any of the Buyer Indemnified Parties may become liable and which are based on, the result of, arise out of or are otherwise related to any of the following:

(a)           any material inaccuracy or misrepresentation in, or breach of any representation or warranty of Seller in this Agreement, any of the other Transaction Documents or any certificate, schedule, list or other instrument to be furnished by Seller to Buyer pursuant to this Agreement or any of the other Transaction Documents;

(b)           any breach or failure of Seller to perform any covenant or agreement required to be performed by it pursuant to this Agreement or any of the other Transaction Documents after expiration of a reasonable cure period;

(c)           all Excluded Liabilities; and

(d)           any claim, demand, suit, action or legal, administrative or other proceeding by any person (other than a party) or any federal, state or local department, agency or other governmental body (a “Third Party Claim”) against any of the Buyer Indemnified Parties resulting from, arising out of or in any way related to the failure of Seller to perform, pay or discharge any Excluded Liability.

SECTION 7.2 Indemnification of Seller Indemnified Parties. Buyer shall indemnify, defend and hold harmless Seller and his successors and assigns (collectively, the “Seller Indemnified Parties”) from and against any and all Losses which any of the Seller Indemnified Parties may suffer or for which any of the Seller Indemnified Parties may become liable and which are based on, the result of, arise out of or are otherwise related to any of the following:

(a) any material inaccuracy or misrepresentation in, or breach of any representation or warranty of Buyer in this Agreement, any of the other Transaction Documents or any certificate, schedule, list or other instrument to be furnished by Buyer to Seller pursuant to this Agreement or any of the other Transaction Documents;

New Age Beverages Corporation 2420 17th Avenue Denver, CO 80202

(b) any breach or failure of Buyer to perform any covenant or agreement required to be performed by it pursuant to this Agreement or any of the other Transaction Documents after expiration of a reasonable cure period;

(c) all Assumed Liabilities; and

(d) any Third-Party Claim against any of the Seller Indemnified Parties resulting from, arising out of or in any way related to (i) the operation of the Business after the Closing Date, or (ii) the failure of Buyer to perform, pay or discharge any Assumed Liability.

SECTION 7.3 Claims for Indemnification. Whenever any claim shall arise for indemnification under this Article VII, even if no payment is then due on account thereof, the party seeking indemnification (the “Indemnified Party”) shall provide written notice (the “Notice”) to the party against whom indemnification is sought (the “Indemnifying Party”) of the claim. In the event of any Third Party Claim, the Indemnified Party shall provide the Notice within 30 days after the Indemnified Party has actual knowledge of its existence and, when known, the facts constituting the basis for such claim in reasonable detail, but the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability that it may have to the Indemnified Party, except to the extent that the Indemnifying Party demonstrates that the defense of such Third Party Claim is materially prejudiced by the Indemnified Party’s failure to give such Notice. In the event of any Third-Party Claim, the Notice shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The Indemnified Party shall not settle or compromise any Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed, unless suit shall have been instituted against the Indemnified Party and the Indemnifying Party shall not have taken control of such suit in accordance with Section 7.4 below.

SECTION 7.4 Defense by the Indemnifying Party. Within seven days after receipt of the Notice, the Indemnifying Party, at its sole cost and expense, may, upon written notice to the Indemnified Party, assume the defense of any Third Party Claim. If the Indemnifying Party timely assumes the defense of any Third Party Claim, the Indemnifying Party shall select counsel reasonably acceptable to the Indemnified Party to conduct the defense of such Third Party Claim and, at the sole cost and expense of the Indemnifying Party, the Indemnifying Party shall take all steps necessary in the defense or settlement thereof. The Indemnified Party shall be entitled to participate in (but not control) the defense of any Third Party Claim, with its own counsel and at its own expense; provided, however, that if the named parties to any such action (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party, and the Indemnified Party has been advised by counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the Indemnifying Party, then the Indemnified Party may employ separate counsel at the expense of the Indemnifying Party. The Indemnifying Party shall not consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed. If the Indemnifying Party fails to assume and continually maintain the defense of the Third Party Claim within seven days after the Indemnifying Party’s receipt of the Notice, the Indemnified Party may assume sole control of defense or settlement of such claim at the sole cost and expense of the Indemnifying Party.

New Age Beverages Corporation 2420 17th Avenue Denver, CO 80202

SECTION 7.5 Survival. The representations and warranties set forth in Articles IV and V of this Agreement shall survive the Closing for a period of one year after the Closing Date; provided, however that (a) the representations and warranties set forth in Sections 7.1 and 7.2 (the “Fundamental Representations”) shall survive the Closing forever. Notwithstanding anything to the contrary in this Agreement, if an Indemnified Party delivers to an Indemnifying Party, before termination or expiration of a representation or warranty or indemnity obligation, a notice claiming indemnification under this Article VII then the applicable representation or warranty or indemnity obligation shall survive until, but only for purposes of, the resolution of the matter covered by such notice.

SECTION 7.6 Minimization of Indemnities. Each party shall use reasonable efforts to minimize the indemnification obligations of the other parties under this Article VII by, among other reasonable things and without limiting the generality of the foregoing, taking such reasonable remedial action as it believes may minimize such obligation and seeking to the maximum extent possible reimbursement from insurance carriers under applicable insurance policies covering any such liability.

SECTION 7.7 Sole Remedy. Except with respect to any Fraud, willful breach or criminal acts committed by a Party, and except as set forth in Sections 9.2 and 12.11, the indemnification provided in this Article VII (including all limitations contained herein) shall be the sole and exclusive remedy for all matters relating to this Agreement, the transactions contemplated hereby and for the breach of any representation, warranty, covenant or agreement contained herein.

SECTION 7.8 Certain Limitations. Notwithstanding anything to the contrary in this Agreement, the indemnification provided for in Sections 7.1 and 7.2 shall be subject to the following limitations:

(a) No Indemnifying Party shall be liable to any Indemnified Party for indemnification under Section 7.1(a), in the case of claims by a Buyer Indemnified Party, or Section 7.2(a), in the case of claims by a Seller Indemnified Party:

(i) until the aggregate amount of all Losses requiring indemnification under Sectin 7.1(a) or Section 7.2(a), as applicable, exceeds on a cumulative basis an amount equal to $50,000 (the “Basket”), in which event the Indemnifying Party shall be liable for such Losses only to the extent of such Losses in excess of the Basket; or

(ii) on an aggregate cumulative basis in excess of one hundred percent (100%) of the cash purchase price.

(b) Notwithstanding anything contained in this Agreement to the contrary, the limitations set forth above in Section 7.8(a) shall not apply to any claim or Losses based upon or arising out of (i) Fraud or criminal or intentional misconduct or (ii) any breach of any Fundamental Representation.

New Age Beverages Corporation 2420 17th Avenue Denver, CO 80202

ARTICLE VIII.
CLOSING CONDITIONS

SECTION 8.1 Conditions Precedent to the Obligations of Buyer.

The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or prior to the Closing Date, of the following conditions precedent, unless waived in writing by Buyer:

(a)  Required Deliverables. Buyer shall have received all items required by Section 3.

(b)   Representations and Warranties. The representations and warranties by Seller in this Agreement shall be true and accurate in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made at and as of the Closing Date (unless such representations and warranties are limited to such other date in which case such representations and warranties shall be limited to such date).

(c)   Performance. Seller shall have performed and complied in all material respects with all agreements and covenants to be performed or complied with by it pursuant to this Agreement at or prior to the Closing.

(d)   Proceedings and Orders. No Proceeding shall have been commenced against Buyer, BWR or Seller, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

SECTION 8.2 Conditions Precedent to the Obligations of Seller.

The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or prior to the Closing Date, of the following conditions precedent, unless waived in writing by Seller:

(a)    Required Deliverables. Seller shall have received all items are required by Section 3.

(b)   Representations and Warranties. The representations and warranties by Buyer in this Agreement shall be true and accurate in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made at and as of the Closing Date (unless such representations and warranties are limited to such other date in which case such representations and warranties shall be limited to such date).

New Age Beverages Corporation 2420 17th Avenue Denver, CO 80202

(c)  Performance. Buyer shall have performed and complied in all material respects with all agreements and covenants to be performed or complied with by it pursuant to this Agreement at or prior to the Closing.

(d)   Listing of NBEV Shares. The NBEV Restricted Shares to be issued at Closing shall have been authorized for listing on the Nasdaq Capital Market, subject to official notice of issuance.

(e)   Proceedings and Orders. No Proceeding shall have been commenced against Buyer, BWR or Seller, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

ARTICLE IX.
TERMINATION

SECTION 9.1 Method of Termination. This Agreement may be terminated:

(a) by the mutual written consent of Seller and Buyer;

(b) by Buyer by written notice to Seller if:

(i)  there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by BWR or Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 8.1 and such breach, inaccuracy or failure has not been cured by Seller within the earlier of the Outside Date and ten (10) days of Seller’s receipt of written notice of such breach from Buyer; or

(ii) any of the conditions set forth in Section 8.1 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the Outside Date, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c) by Seller by written notice to Buyer if:

(i) there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 8.2 and such breach, inaccuracy or failure has not been cured by Buyer within the earlier of the Outside Date and ten (10) days of Buyer’s receipt of written notice of such breach from Seller; or

New Age Beverages Corporation 2420 17th Avenue Denver, CO 80202

(ii) any of the conditions set forth in Section 8.2 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the Outside Date, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d) by Buyer or Seller in the event that (i) there shall be any Legal Requirement that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued an Order restraining or enjoining the transactions contemplated by this Agreement, and such Order shall have become final and non-appealable.

SECTION 9.2 Effect of Termination. If terminated in accordance with Section 9.1 above, this Agreement shall be null and void and have no further force or effect, except as provided in the remaining provisions of this Section 9.2. In the event a Party terminates this Agreement as a result of a breach by another Party, then such non-breaching Party shall be entitled to recover from the defaulting Party all out-of-pocket expenses incurred by it and any of its affiliates (including, without limitation, reasonable legal and accounting fees and expenses) in connection with (a) the preparation, drafting and negotiation of this Agreement and any other document related to the transactions contemplated in this Agreement, and (b) the due diligence review by such Party of the other Party.

ARTICLE X.
CONFIDENTIALITY

Each Party will keep confidential all information and documents obtained from the other Party pursuant this Agreement (except for any information disclosed to the public pursuant to a press release authorized by the Parties or for information required to be provided in a filing with the SEC, in each case pursuant to Section 6.1); and in the event the Closing does not occur or this Agreement is terminated for any reason, will promptly return such documents and all copies of such documents and all notes and other evidence thereof, including material stored on a computer, and will not use such information for its own advantage, except to the extent that (i) the information must be disclosed by Legal Requirement, (ii) the information becomes publicly available by reason other than disclosure by the party subject to the confidentiality obligation, (iii) the information is independently developed without use of or reference to the other party’s confidential information, (iv) the information is obtained from another source not obligated to keep such information confidential, or (v) the information is already publicly known or known to the receiving party when disclosed as demonstrated by written documentation in the possession of such party at such time.

New Age Beverages Corporation 2420 17th Avenue Denver, CO 80202

ARTICLE XI.
AS-IS; WHERE-IS SALE

BUYER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ARTICLE IV OF THIS AGREEMENT, NEITHER THE SELLER NOR BWR MAKES ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO ANY MATTER RELATING TO SELLER OR BWR, ITS BUSINESS, THE INTERESTS, THE ASSUMED LIABILITIES OR THE ACQUIRED ASSETS. WITHOUT IN ANY WAY LIMITING THE FOREGOING, SELLER HEREBY DISCLAIMS ANY WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AS TO ANY PORTION OF THE ACQUIRED ASSETS. BUYER FURTHER ACKNOWLEDGES THAT BUYER HAS CONDUCTED AN INDEPENDENT INSPECTION AND INVESTIGATION OF SELLER, BWR, ITS BUSINESS, THE INTERESTS, THE ASSUMED LIABILITIES AND THE ACQUIRED ASSETS. ACCORDINGLY, BUYER WILL ACCEPT THE INTERESTS, THE ASSUMED LIABILITIES AND THE ACQUIRED ASSETS AT THE CLOSING “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS.”

ARTICLE XII.
MISCELLANEOUS

SECTION 12.1 Expenses. Except as otherwise expressly provided in this Agreement, each Party shall pay its own expenses in connection with the negotiation, preparation and performance of this Agreement and the consummation of the transactions contemplated hereby, including all fees and expenses of investment bankers, financial advisors, legal counsel, and independent accountants.

SECTION 12.2 Notices. All notices, requests, demands, claims, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) at the time of delivery if physically delivered, (ii) at the time of transmission if transmitted by facsimile transmission or email, provided that such transmission is confirmed by prompt delivery made pursuant to subsections (i),(iii) or (iv) of this Section 12.2, (iii) three days after having been deposited in the United States Mail, as certified or registered mail (with return receipt requested and with first class postage pre-paid), or (iv) one business day after having been transmitted to a third party providing delivery services in the ordinary course of business which guarantees delivery on the next business day after such transmittal (e.g., via Federal Express), all of which notices or other communications shall be sent to the recipient at the following address or such other address as such party may hereafter specify by like notice to the other parties hereto:

(a) If to Buyer, addressed to:

New Age Beverages Corporation
Attn: Brent Willis
2420 17th Avenue
Denver, CO 80202
Phone: (303) 289-8655
E-mail: bwillis@newagebev.com

New Age Beverages Corporation 2420 17th Avenue Denver, CO 80202

with a copy to (which will not constitute notice):

Richard C. Rife
H. Michael Drake
Morinda Legal Department
737 East 1180 South
American Fork, UT 84003
(801) 234-1000

(b) If to Seller, addressed to:

Olivier Sonnois
141 Halstead Ave. Second Floor
Mamaroneck, NY 10543
(847) 720-9090

SECTION 12.3 Disclosure Schedule. The Disclosure Schedule constitutes a part of this Agreement and is incorporated into this Agreement for all purposes as if fully set forth herein. Any disclosure made in any Section of the Disclosure Schedule shall be deemed to be a disclosure made with respect to all of Seller’s representations, warranties and covenants contained in this Agreement, regardless of whether or not a specific cross-reference is made thereto to the extent that the relevance of any such disclosure in any other Section is reasonably apparent from the text of such disclosure in such Section of the Disclosure Schedule. The disclosure of any matter in the Disclosure Schedule is not to be deemed an admission by the Seller, or otherwise imply, that such matter is material for purposes of this Agreement, gives rise to a material adverse effect or is outside the ordinary course of business. Matters reflected in the Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedule. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature. All references in the Disclosure Schedule to the enforceability of agreements with third parties, the existence or non-existence of third-party rights, the absence of breaches or defaults by third parties, or similar matters or statements, are intended only to allocate rights and risks among the Parties and are not intended to be admissions against interests, give rise to any inference or proof of accuracy, be admissible against any Party by any Person who is not a Party, or give rise to any claim or benefit to any Person who is not a Party. In addition, the disclosure of any matter in the Disclosure Schedule is not to be deemed an admission that such matter actually constitutes noncompliance with, or a violation of any Legal Requirement, Order, license, permit or Contract or other topic to which such disclosure is applicable. The headings contained in the Disclosure Schedule are for convenience of reference only and shall not be deemed to modify or influence the interpretation of the information contained in the Disclosure Schedule or this Agreement.

New Age Beverages Corporation 2420 17th Avenue Denver, CO 80202

SECTION 12.4 Governing Law; Arbitration. This Agreement will be governed by and any dispute arising out of or relating to this Agreement will be resolved in accordance with the laws of the State of Colorado, without giving effect to conflict of laws principles. Any dispute arising out of, in connection with, or relating to this Agreement or the Transaction Documents, including but not limited to, any claim or controversy regarding the existence, validity, construction, interpretation, breach, termination or enforceability thereof, shall be determined by arbitration administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures (“Rules”), modified as follows: (i) the place of arbitration shall be Denver, Colorado; and (ii) the arbitration proceeding shall be conducted before a single arbitrator to be appointed by the parties.. If the parties fail to nominate an arbitrator as provided herein, then JAMS shall appoint the arbitrator in accordance with the Rules. The award of the arbitrator shall be final and binding on the parties, and judgment upon the award rendered by the arbitrator may be entered and enforced by any competent court. Notwithstanding the provision in the preceding paragraph with respect to applicable substantive law, any arbitration conducted pursuant to the terms of this Agreement shall be governed by the Federal Arbitration Act (9 U.S.C., Secs. 1-16). The parties shall maintain the confidential nature of the arbitration proceeding (including the hearing, all submissions, and any award) except as may be necessary in connection with a judicial application for a preliminary remedy, a judicial challenge to an award or its enforcement, or unless otherwise required by law or judicial decision.

Without prejudice to the validity of the arbitration provisions set forth herein, the parties to this Agreement may resort to the competent judicial authority, if and when necessary, for the sole purposes of (i) enforcing obligations subject to judicial enforcement; (ii) obtaining injunctive relief or precautionary measures as guarantee for the efficacy of the arbitration proceedings; and (iii) obtaining mandatory and specific enforcement or specific performance measures, it being certain that, after achievement of the mandatory procedure, specific enforcement or specific performance, the arbitral tribunal to be constituted shall be granted full and exclusive authority to decide over any and all matters, whether of a procedural nature or on the merits, which have given rise to the mandatory claim or specific enforcement. The filing of any measures under the terms set out in this clause shall not imply any waiver of the arbitration clause set forth herein or of the full jurisdiction of the arbitral tribunal.

SECTION 12.5 Entire Agreement. This Agreement, the Exhibits, the Disclosure Schedule and the other Transaction Documents together constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede any previous agreements and understandings between the Parties with respect to such matters. The Parties agree that they had equal opportunity to negotiate, review and revise this Agreement, and therefore no provision shall be construed against any Party as if the draftor of the Agreement.

SECTION 12.6 Assignment and Successors. No Party may assign any of its rights or obligations under this Agreement without the prior written consent of the other Party. This Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the Parties.

SECTION 12.7 No Third-Party Rights This Agreement is being entered into solely for the benefit of the Parties, the Buyer Indemnified Parties and the Seller Indemnified Parties, and, except as otherwise set forth in this Agreement, the Parties do not intend that any other Person shall be a third-party beneficiary of the covenants by either the Seller or the Buyer contained in this Agreement.

SECTION 12.8 Amendments; Waivers. This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by each of the Parties hereto or, in the case of a waiver, by the Party waiving compliance. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

New Age Beverages Corporation 2420 17th Avenue Denver, CO 80202

SECTION 12.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original and all of which together will be deemed to be one and the same instrument, and will become effective when one or more counterparts have been signed by each of the Parties. Delivery of an executed counterpart of a signature page of this Agreement by .pdf attachment to a transmission by electronic mail or by facsimile transmission shall each be effective as delivery of a manually executed original counterpart hereof.

SECTION 12.10 Severability. In the event any provision, or portion thereof, of this Agreement is held by a court of competent jurisdiction to be unenforceable in any jurisdiction, then such portion or provision will be deemed to be severable as to such jurisdiction (but, to the extent permitted by Legal Requirements, not elsewhere) and will not affect the remainder of this Agreement, which will continue in full force and effect. If any provision of this Agreement is held to be so broad as to be unenforceable, such provision will be interpreted to be only as broad as is necessary for it to be enforceable.

SECTION 12.11 Specific Performance. The Parties hereto agree that, if any of the provisions of this Agreement or any other document contemplated by this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and, therefore, the Parties shall be entitled to specific performance of the terms hereof and thereof, in addition to any other remedy at law or in equity.

ARTICLE XIII.
DEFINITIONS

Certain Definitions. In this Agreement, the following terms have the meanings set forth below, which shall be equally applicable to both the singular and plural forms. Any agreement or document referred to below shall mean such agreement or document as amended, supplemented and modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.

“Affiliate or Affiliated” with respect to any specified Person, means any (a) Person that owns or holds (beneficially or of record) twenty percent (20%) or more of the voting or equity interests of such specified Person, (b) Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person and (c) family members of such specified Person.

“Assets” means all properties, assets and rights of every kind, nature and description whatsoever whether tangible or intangible, real, personal or mixed, fixed or contingent, choate or inchoate, known or unknown, wherever located.

New Age Beverages Corporation 2420 17th Avenue Denver, CO 80202

 “Business” means the business of developing, manufacturing, selling and marketing micronutrient products and formulations, as conducted by BWR prior to the Closing.

“Business Day” means any day which is not a Saturday, Sunday or a day on which banks in Colorado and/or New York are authorized by applicable Legal Requirements or executive orders to be closed.

 “Consent” means any approval, consent, ratification, waiver, or other authorization of, notice to or registration, qualification, designation, declaration or filing with, any Person including, without limitation, any customer or Governmental Authority.

“Contract” means any agreement, contract, option, license, instrument, obligation, commitment, arrangement, promise or undertaking, in each such case, whether written or oral and whether express or implied.

“Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, as trustee or executor, by Contract or otherwise.

“Disclosure Schedule” means the schedules attached to this Agreement and entitled Disclosure Schedule.

“Employee Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other plan, program, policy, practice, Contract or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, that is or has been maintained, contributed to, or required to be contributed to, by BWR or Seller for the benefit of any employee or with respect to which Seller has or may have any Liability.

“Encumbrance” means any security interest, pledge, lien, mortgage, charge, encumbrance, claim, condition, easement, covenant, warrant, equitable interest, option, purchase right, community property interest, right of first refusal, or other right of third parties or other restriction of any kind including, without limitation, any restriction on the exercise of any attribute of ownership (including any restriction on the use, voting, transfer or receipt of income related to any Asset).

New Age Beverages Corporation 2420 17th Avenue Denver, CO 80202

“Environmental Law” means any applicable Legal Requirement, Order or Contract with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that would be deemed a “single employer” with Seller under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“Exchange Act” means Securities and Exchange Act of 1934, as amended, and all rules and regulations promulgated thereunder.

“Fraud” means common law fraud under the laws of the State of Colorado, including the need for the plaintiff in a claim of Fraud to show that the defendant knew or believed that the representation was false or made the representation with a reckless indifference to the truth.

“GAAP” means generally accepted accounting principles in the United States of America as applied consistently.

“Governmental Authority” means any federal, state, local, municipal, foreign or other governmental or quasi-governmental authority including, without limitation, any administrative, executive, judicial, legislative, regulatory or taxing authority of any nature of any jurisdiction (including, without limitation, any governmental agency, branch, department, official or entity and any court or other tribunal).

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“Indebtedness” means (a) the principal of and premium, if any, and interest in respect of any indebtedness for money borrowed or any obligations evidenced by notes or other instruments, (b) capital lease obligations, (c) obligations issued or assumed as the deferred purchase price of property or services and (d) obligations in respect of surety bonds, letters of credit or other similar instruments.

New Age Beverages Corporation 2420 17th Avenue Denver, CO 80202

“Intellectual Property” means and includes all (a) license agreements, (b) patents and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, substitutions, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries including, without limitation, invention disclosures, (c) trade secrets and other proprietary information which derives independent economic value from not being generally known to the public, (d) logos, marks (including brand names, product names, logos, and slogans), (e) all works of authorship, copyrights, copyrights registrations and applications therefor, software, software code (in any form including source code and executable or object code), and (f) all uniform resource locators, e-mail and other internet addresses and domain names and applications and registrations therefor.

“Intellectual Property Rights” means all worldwide rights in, arising from or associated with Intellectual Property, whether protected, created, or arising under the laws of any Governmental Authority.

“IRS” means the Internal Revenue Service.

“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other statute, law, Order, constitution, rule, regulation, ordinance, principle of common law, treaty or other requirement of any Governmental Authority.

“Liability” means all material liabilities of any kind whatsoever whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due, and whether or not reflected or required by GAAP to be reflected on a balance sheet including, without limitation, any direct or indirect Guarantee of any Liability of any other Person.

“Losses” means any claims, Liabilities, obligations, damages, losses, costs, expenses, penalties, fines and judgments (at equity or at law, including statutory and common) and damages whenever arising or incurred (including interest, court costs, reasonable fees of attorneys, accountants and other experts), but excluding punitive or exemplary damages (except as may be awarded in connection with a third party claim).

“Order” means any award, decision, injunction, judgment, order, decree, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Authority or by any referee, arbitrator or mediator.

“Organizational Documents” means any certificate or articles of incorporation, formation or organization, by-laws, limited liability company operating agreement, certificate of limited partnership, business certificate of partners, partnership agreement, declaration of trust or other similar documents.

“Outside Date” means June 30, 2019.

New Age Beverages Corporation 2420 17th Avenue Denver, CO 80202

“Permitted Encumbrances” means any (a) Encumbrances for Taxes not yet delinquent and Encumbrances for Taxes that the taxpayer is contesting in good faith through appropriate proceedings and, in each case, for which adequate reserves have been established pursuant to GAAP, (b) statutory Encumbrances, including Encumbrances of landlords, carriers, warehousemen, mechanics, laborers, materialmen, consignees of inventory, arising in the ordinary course of business by operation of Law with respect to a Liability that is not yet due or delinquent, (c) purchase money Encumbrances and Encumbrances securing rental payments under capital lease obligations, (d) zoning, building codes and other land use regulations imposed by any Governmental Authority which are not violated by the current use or occupancy of any leased real property or the operation of the Business thereon, (e) such rights, if any, of any utility company to construct and/or maintain lines, pipes, wires, cables, poles, conduits and distribution boxes and equipment in, over, under, and/or upon any portion of the leased real property which rights do not or would not materially impair the use or occupancy of any leased real property in the operation of the Business conducted thereon, (f) defects or imperfections of title, easements, rights-of-way, covenants, conditions, restrictions and other similar matters of record, all of which do not materially impair the use or occupancy of the leased real property or other assets in the operation of the Business by Seller, (g) Encumbrances resulting from any actions of the Buyer or any of its Affiliates, (h) other Encumbrances arising in the ordinary course of business and not incurred in connection with the borrowing of money, and (i) Encumbrances granted to any lender at the Closing in connection with any financing by the Buyer of the transactions contemplated hereby.

“Person” means any individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, Governmental Authority or other entity.

“Proceeding” means any action, claim, arbitration, mediation, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or referee, trustee, arbitrator or mediator.

“Sarbanes-Oxley Act” means Sarbanes-Oxley Act of 2002, as amended, and all rules and regulations promulgated thereunder.

“SEC Filings” means all reports and filings made by Buyer under the Securities Act and the Exchange Act.

“Securities Act” means Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder.

“Seller’s IP” means all Intellectual Property Rights owned by BWR as of the Effective Date.

“Seller’s Knowledge” means the actual knowledge of Olivier Sonnois, without any duty of investigation or inquiry.

“Seller’s Licensed IP” means all Intellectual Property Rights licensed to BWR.

“Tangible Personal Property” means all machinery, equipment, tools, furniture, fixtures, computer hardware, supplies, materials, servers, routers, desktop computers, laptop computers, fixed and mobile computer storage devices, mobile phones, personal digital assistants, network equipment, telephone systems, back-up systems, non-fixed media and all other computer and electronic equipment of any kind and other items of tangible personal property of every kind owned, leased or licensed by BWR (wherever located and whether or not carried on the books of Seller) to the extent used in, related to, or necessary for, the operation of the Business as conducted immediately prior to the Closing, together with all express and implied warranties by the manufacturers, sellers, lessors and licensors of such items or components thereof and all maintenance records and other documents relating thereto.

New Age Beverages Corporation 2420 17th Avenue Denver, CO 80202

“Tax” or “Taxes” means any and all taxes, fees, levies, duties, tariffs and governmental impositions or charges of any kind in the nature of, or similar to, taxes, payable to any federal, state, provincial, local or foreign taxing authority including, without limitation (a) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes and (b) interest, penalties, additional taxes and additions to taxes imposed with respect thereto.

“Tax Returns” means any return, report or information statement with respect to Taxes (including, but not limited to, statements, schedules and appendices and other materials attached thereto) filed or required to be filed with the IRS or any other Governmental Authority including, without limitation, consolidated, combined and unitary tax returns.

“Transaction Documents” means this Agreement, the Assignment of Membership Interests and all other contracts, instruments and certificates contemplated hereunder to be delivered by any party hereto at or prior to the Closing.

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New Age Beverages Corporation 2420 17th Avenue Denver, CO 80202

IN WITNESS WHEREOF, the Parties have executed this Asset Purchase Agreement as of the date first written above.

BUYER:

NEW AGE BEVERAGES CORPORATION

By:       /s/ Brent Willis
Name:  Brent Willis
Title:    Chief Executive Officer

SUB:

BWR ACQUISITION CORP.

By:       /s/ Brent Willis
Name:  Brent Willis
Title:    Chief Executive Officer

SELLER:

/s/ Olivier Sonnois
Name: Olivier Sonnois
Title:   Individually

BWR:

BRANDS WITHIN REACH, LLC

By:       /s/ Olivier Sonnois
Name:  Olivier Sonnois
Title:    President

New Age Beverages Corporation 2420 17th Avenue Denver, CO 80202